Exhibit 99.1

FOR IMMEDIATE RELEASE	August 15, 2014
Media Contact: Joseph Barrios, (520) 884-3725
Financial Analyst Contact: Chris Norman, (520) 884-3649

FORTIS ACQUIRES UNS ENERGY, ENHANCING SUPPORT FOR ARIZONA UTILITIES

New UNS Energy Board of Directors Includes a Majority of Local Members

Tucson, Ariz. - Fortis Inc. (TSX:FTS) completed its acquisition of UNS Energy Corporation (NYSE: UNS) today, adding UNS Energy subsidiaries Tucson Electric Power (TEP) and UniSource Energy Services (UES) to its growing international family of electric and gas utility companies.

TEP and UES will remain headquartered in Tucson under local control with current management and staffing levels and no planned changes to existing operations. Under the terms of a written order issued by the Arizona Corporation Commission (ACC) on Aug. 12, both companies will have enhanced financial strength and other benefits as part of Fortis, while their Arizona customers will receive $30 million in bill credits over the next five years.

“Joining the Fortis family will generate benefits for our company, our customers and the communities we serve,” said David Hutchens, President and CEO of UNS Energy, TEP and UES. “While this transaction opens a new chapter in our company’s history, our story remains the same. We will continue working every day to provide the safe, reliable and affordable service our customers have come to expect.”

With the $4.5 billion acquisition, which includes the assumption of $2 billion in debt, UNS Energy becomes the second largest subsidiary of Fortis and expands that company’s customer base to more than 3 million. Fortis is Canada’s largest investor-owned electric and gas distribution holding company, with regulated utility holdings in Canada, the United States and the Caribbean.

“TEP and UES are well-run companies whose employees are committed to serving their customers and communities,” said Fortis President Barry Perry, who will succeed H. Stanley Marshall as the company’s CEO effective December 31, 2014. “We welcome both companies to the Fortis team and look forward to supporting their continued success in serving their customers’ energy needs.”

Local, Independent Board Majority

The UNS Energy Board of Directors was reconstituted today as a result of the acquisition. In addition to Perry and John C. Walker, Fortis’ Executive Vice President of Western Canadian Operations, the board’s nine members include Hutchens and six other longtime Arizona residents who will continue on as independent directors from the previous UNS Energy Board:

•	Lawrence J. Aldrich, Chairman and Executive Director of the Arizona Business Coalition on Health.

•	Robert A. Elliott, President and Owner, Elliott Accounting.

•	Louise L. Francesconi, former President of Raytheon Missile Systems.

•	Ramiro G. Peru, former Executive Vice President and Chief Financial Officer of Phelps Dodge Corporation.

•	Gregory A. Pivirotto, former CEO and Director of University Medical Center.

•	Joaquin Ruiz, Dean of the University of Arizona College of Science, Executive Dean of the Colleges of Letters, Arts and Sciences.

UNS Energy remains the parent company of TEP and UES and will continue to oversee their local operations. UNS Energy’s stock will not trade on the New York Stock Exchange after today. Shareholders will be notified by transfer agency Computershare with instructions on how to redeem their shares.

Final Dividend Payment

As previously announced, on August 7, 2014, UNS Energy’s Board of Directors declared a dividend subject to pro rata adjustment based on the closing date of the company’s acquisition by Fortis. Now that the acquisition is complete, the dividend amount is determined to be $0.36923 per share, which will be paid to shareholders of record as of August 15, 2014, and payable as soon as practical thereafter.

Stronger Utility Operations

Fortis will invest $220 million of new equity into UNS Energy’s utility subsidiaries, strengthening their balance sheets and helping to fund their proposed purchase of a 550-megawatt (MW) unit at the natural gas-fired Gila River Power Station in Gila Bend, Arizona. Fortis also has pledged to maintain or expand TEP’s and UES’ charitable giving, philanthropic partnerships and low-income assistance programs.

The acquisition will generate tangible savings for customers of TEP and UES. Both utilities will apply “acquisition credits” to customers’ bills from October through March for the next five years. The resulting savings will range from about $1 per month for residential customers to $200 per month for the largest commercial and industrial customers. Additional first-year savings will be realized through temporary reductions in usage-based charges from October 2014 through March 2015; those savings will vary with consumption.

Neither TEP nor UES will seek to recover any transaction-related costs in future rates. The ACC will continue to set both companies’ rates based on the costs necessary to provide safe, reliable service.

About UNS Energy:

UNS Energy is a Tucson, Arizona-based company with consolidated assets of approximately $4.5 billion. UNS Energy subsidiary TEP serves approximately 414,000 customers in southern Arizona. UNS Energy subsidiary UES provides natural gas and electric service for approximately 243,000 customers in northern and southern Arizona. To learn more, visit uns.com.

About Fortis:

Fortis is the largest investor-owned electric and gas distribution utility in Canada, with total assets approaching C$25 billion and fiscal 2013 revenue exceeding C$4 billion. Its regulated utilities account for approximately 93% of total assets and serve more than 3 million customers across Canada and in the United States and the Caribbean. Fortis owns non-regulated hydroelectric generation assets in Canada, Belize and Upstate New York. The Corporation's non-utility investment is comprised of hotels and commercial real estate in Canada. For more information, visit fortisinc.com or sedar.com.